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                                                                    EXHIBIT 99.1

                       [AMERICA SERVICE GROUP INC. LOGO]

                                  NEWS RELEASE

CONTACT:   MICHAEL CATALANO                  S. WALKER CHOPPIN
           CHAIRMAN, PRESIDENT AND           SENIOR VICE PRESIDENT AND
            CHIEF EXECUTIVE OFFICER           CHIEF FINANCIAL OFFICER
           (615) 376-1319                    (615) 376-1346

                         AMERICA SERVICE GROUP ANNOUNCES
                 CONVERSION OF PREFERRED SHARES TO COMMON STOCK

NASHVILLE, Tennessee (January 4, 2001) - America Service Group Inc. (NASDAQ:ASGR) today announced that it has entered into an agreement with Ferrer Freeman Thompson & Co. ("FFT") to convert all of FFT's $12.5 million in preferred stock into 1,322,751 shares of the Company's common stock.

         The agreement was prompted by the Company's ability to trigger the conversion of the preferred stock to common stock by issuing a notice of redemption. The Company could issue a notice of redemption if the price of the Company's common stock closed at or above $21.26 for forty-five consecutive trading days, and the Company had in place an effective registration statement covering the common stock. Today was the forty-fifth such day.

         The conversion from preferred to common stock will be effective on the later of January 23, 2001, or the date upon which there is an effective registration statement covering the resale of the common shares. The conversion will have no effect on the calculation of the Company's earnings per share on a fully diluted basis. However, the Company will avoid payment of $625,000 per year in preferred stock dividends.

         FFT also holds warrants to purchase 135,000 shares of the Company's common stock. The warrants were issued to FFT in connection with the issuance of the preferred stock.

         "FFT has been a solid financial partner throughout the Company's growth, and we anticipate their continued participation in the Company's success," said Michael Catalano, Chairman, President and CEO of America Service Group.

                                     -MORE-

              105 WESTPARK DRIVE - SUITE 300 - BRENTWOOD, TN 37027
                        615-373-3100 - FAX 615-376-9862


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ASGR Announces Conversion of Preferred Shares
Page 2
January 4, 2001

         America Service Group Inc., based in Brentwood, Tennessee, is a leading provider of correctional healthcare services in the United States. America Service Group Inc., through its subsidiaries, provides a wide range of healthcare and pharmacy programs for approximately 340,000 inmates. The Company employs over 7,000 medical, professional and administrative staff nationwide.

         Ferrer Freeman Thompson & Co., LLC, a private equity firm with over $500 million under management, invests exclusively in healthcare and healthcare-related companies. FFT is located in Greenwich, Connecticut.

         This press release may contain "forward-looking" statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. As such, they involve risk and uncertainty that actual results may differ materially from those projected in the forward-looking statements. A discussion of the important factors and assumptions regarding the statements and risks involved is contained in the Company's filings with the Securities and Exchange Commission.

                                      -END-